GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT
                                    OPTION 1


This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby supplements the section of the Contract entitled "Annuity Provisions".

GUARANTEED MINIMUM INCOME BENEFIT (GMIB): The GMIB guarantees that the Contract Owner may annuitize the Contract under a fixed payment option*, as of any Contract Anniversary, beginning with the 7th Contract Anniversary, with payments to be determined as follows:

The guaranteed fixed annuitization rates in this Contract will be applied to the GMIB Value.

The GMIB Value is calculated as follows:

1. Prior to the first Contract Anniversary the GMIB Value is equal to the Purchase Payments less any adjusted partial surrenders.

2. From the first Contract Anniversary to the Contract Owner's 81st birthday and before the date of death, the GMIB Value is the greater of
         (A) or (B), where:

(A)      5% Annual-Increase Amount.

                  On each Contract Anniversary the 5% Annual-Increase Amount is determined by multiplying the sum of (a plus b minus c) by
                  1.05 (5% annual), where:

     a.  is the 5% Annual-Increase Amount as of the previous Contract
         Anniversary;

     b.  is any Purchase Payments made since the last Contract Anniversary; and

     c. is any adjusted partial surrenders made since the last Contract Anniversary;

(B)      Sixth-Year Anniversary Value.

                  The Sixth-Year Anniversary Value will never be less than the highest Contract Value on any sixth-year Contract Anniversary, plus Purchase Payments made since such Contract Anniversary, less adjusted partial surrenders made since such Contract Anniversary. Contract Anniversaries occurring on or after the Contract Owner's 81st birthday or date of death will not be taken into consideration in determining this benefit.

3. After the Contract Owner's 81st birthday, the GMIB Value determined as of the last Contract Anniversary prior to the Contract Owner's 81st birthday will be increased by any Purchase Payments made since such Contract Anniversary and decreased by any adjusted partial surrenders made since such Contract Anniversary.

An adjusted partial surrender is the partial surrender (including any Contingent Deferred Sales Charges) multiplied by the ratio of (a). to (b)., where:

(a). is the greater of (1). and (2). below on the date of (but prior to) the partial surrender;

              (1).  The Contract Value; and

              (2).  The GMIB Value.

(b).  is the Contract Value on the date of (but prior to) the partial surrender.

The GMIB is effective only when the Contract is annuitized within 30 days following a Contract Anniversary.

If Joint Owners are named, the Age of the oldest Contract Owner will be used to determine the GMIB Value. If a non-natural person owns the Contract, then Contract Owner shall mean Annuitant.

*Any Annuity Option available under this Contract may be used for this benefit. However, the Annuity Payments can only be made under a Fixed Annuity for the GMIB. If the Annuity Option chosen for the GMIB involves a period certain, the duration of the period certain must be at least 10 years.


                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

                  /s/ Suzanne O. Pepin           /s/ Margery G. Hughes
                  Vice President and Secretary   President



                 GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT
                                    OPTION 2


This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby supplements the section of the Contract entitled "Annuity Provisions."

GUARANTEED MINIMUM INCOME BENEFIT (GMIB): The GMIB guarantees that the Contract Owner may annuitize the Contract under a fixed payment option*, as of any Contract Anniversary, beginning with the 7th Contract Anniversary, with payments to be determined as follows:

The guaranteed fixed annuitization rates in this Contract will be applied to the GMIB Value.

The GMIB Value is the greater of (A) or (B) where:

(A) The sum of all Purchase Payments made less any adjusted partial surrenders.

(B) The greatest Anniversary Value. The Anniversary Value is equal to the Contract Value on a Contract Anniversary, increased by any Purchase Payments made since that Contract Anniversary and decreased by any adjusted partial surrenders since that Contract Anniversary. Contract Anniversaries occurring on or after the Owner's 81st birthday or date of death will not be taken into consideration in determining this benefit.

An adjusted partial surrender is the partial surrender (including any Contingent Deferred Sales Charges) multiplied by the ratio of (a). to (b)., where:

       (a). is the greater of (1). and (2). below on the date of (but prior to) the partial surrender;

                  (1).  The Contract Value; and

                  (2).  The GMIB Value.

       (b). is the Contract Value on the date of (but prior to) the partial surrender.

The GMIB is effective only when the Contract is annuitized within 30 days following a Contract Anniversary.

If Joint Owners are named, the Age of the oldest Contract Owner will be used to determine the GMIB Value. If a non-natural person owns the Contract, then Contract Owner shall mean Annuitant.

*Any Annuity Option available under this Contract may be used for this benefit. However, the Annuity Payments can only be made under a Fixed Annuity for the GMIB. If the Annuity Option chosen for the GMIB involves a period certain, the duration of the period certain must be at least 10 years.


                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA



                  /s/ Suzanne O. Pepin             /s/ Margery G. Hughes
                  Vice President and Secretary     President